Exhibit 99.1

HCP ANNOUNCES FILING APPELLATE PETITION FOR REHEARING IN VENTAS LITIGATION

LONG BEACH, Calif., June 1, 2011 -- HCP (NYSE:HCP) announced that it had filed a petition for rehearing before the full U.S. Court of Appeals for the Sixth Circuit in connection with a 2009 jury verdict awarding approximately $102 million in damages to Ventas, Inc. and remanding the case for trial on punitive damages.  The petition requests, among other things, dismissal of the case or a new trial.  The Company previously announced that it accrued the full amount of the $102 million compensatory award during the third quarter of 2009.

The petition for rehearing is also being filed today by the Company on its Current Report on Form 8-K.

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  HCP has been a publicly traded NYSE listed company since 1985.  Our portfolio of properties is distributed among distinct sectors of healthcare including: senior housing, life science, medical office, post-acute/skilled nursing and hospital.  For more information, visit us at www.hcpi.com.

Forward-Looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These risks and uncertainties include the risks associated with litigation in general, including the costs and time that must be devoted to litigation, the potential diversion of managements’ attention that may result from being engaged in litigation, the outcomes of pending and future litigation matters that could have increased costs and expenses or a material adverse effect on our financial condition.  Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.  While the Company anticipates that subsequent events and developments may cause its views to change, it specifically disclaims any obligation to update these statements.  These statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.  In addition, there can be no assurance that HCP will be able to prevail in, or achieve a favorable settlement of, pending or future litigation.

Contact

HCP Investor Relations

562-733-5309